Exhibit 7.6

Identification of Members of the Group

The following filing persons may be deemed to be members of a “group” under Section 13(d) of the Securities Exchange Act of 1934, as amended:

ACG Shack LLC

Amy Weiss-Meyer Qualified Minor’s Trust Dated 12/22/05

Ashley Campbell

Benjamin Harris Family Trust Dated 12/23/92

Bert Vivian

Beth Stephens

Charles Meyer Qualified Minor’s Trust Dated 11/23/05

Daniel H. Meyer

Daniel H. Meyer 2012 Gift Trust U/A/D 10/31/12

David Harris Family Trust Dated 12/23/92

David Swinghamer

Erin Moran

Flug 2012 GS Trust U/A/D 9/14/12

Gramercy Tavern Corp.

Granite Point Capital

Green Equity Investors Side VI, L.P.

Green Equity Investors VI, L.P.

Gretchen Meyer Qualified Minor’s Trust Dated 11/23/05

Gulf Five LLC

Hallie Meyer Qualified Minor’s Trust Dated 11/23/05

Isaac Weiss-Meyer Qualified Minor’s Trust Dated 12/22/05

Jamie Welch and Fiona Angelini

Jean Polsky Investment Trust Dated 3/21/97

Jeff Uttz

Jeffrey Flug

Joan W. Harris Revocable Trust Dated 4/1/93

Karen Kochevar

Laura Sloate

LGP Malted Coinvest LLC

Marc Weiss Revocable Trust U/A/D 8/11/2003

Orrin Devinsky

Peyton Meyer Qualified Minor’s Trust Dated 11/23/05

Randall Garutti

RHF-NM 1999 Descendants Trust Dated 1/1/2006

RHF-TM 1999 Descendants Trust Dated 1/1/2006

Richard Coraine

Roxanne H. Frank Revocable Trust Dated 9/30/75

SEG Partners II, L.P.

SEG Partners Offshore Master Fund Ltd.

SEG Partners, L.P.

SEGPO Investment Corp. LLC

The David A. Swinghamer GRAT

The Randall J. Garutti 2014 GST Trust

The Richard D. Coraine 2012 Family Trust

Thomas O’Neal Ryder Family Trust

Union Square Cafe Corp.

Union Square Hospitality Group, LLC

VHP Special Trust for Jack Dated 12/31/12

Walter Robb